Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:

Robert L. LaPenta, Jr.
Vice President - Chief Accounting Officer and Treasurer
(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY REPORTS
THIRD QUARTER SALES AND NET INCOME

Burlington, NJ - April 5, 2006 - Burlington Coat Factory Warehouse Corporation (NYSE-BCF) today reported its income and sales for the third quarter ended February 25, 2006.

For the three months ended February 25, 2006, income from continuing operations was $58.3 million, or $1.30 per share. This compares with income from continuing operations of $66.1 million, or $1.48 per share, for the corresponding period ended February 26, 2005.

Sales for three months ended February 25, 2006 were $1,023.7 million compared with sales of $968.1 million during the corresponding period ended February 26, 2005. Comparative store sales for the quarter increased 3.5%. Total sales for the quarter increased 5.7% over the comparative quarter of the prior fiscal year.

Sales for the nine months ended February 25, 2006 were $2.6 billion compared with sales of $2.4 billion during the corresponding period ended February 26, 2005. Comparative store sales for the nine months increased 5.5%. Total sales for the nine months increased 8.5% over the comparative nine months of the prior fiscal year.

During the nine months ended February 25, 2006, the Company opened eight Burlington Coat Factory stores and three free standing MJM Designer Shoe stores. An additional five Burlington Coat Factory stores were relocated during the first nine months of the current fiscal year to locations within the same trading market. Two Burlington Coat Factory stores and two Luxury Linens store were closed during the first nine months of the current fiscal year. The Company also has three Burlington Coat Factory stores that remain temporarily closed due to damage caused by Hurricanes Katrina and Wilma. Two of these stores are located in New Orleans and the other store is located in southern Florida. The Company has not yet determined when these stores will reopen.

Burlington Coat Factory operates 366 stores (exclusive of the three stores temporarily closed due to hurricane damage) in 42 states, principally under the name "Burlington Coat Factory".

The Company plans to hold a conference call regarding the third quarter results at 3:00 PM EST on Friday, April 7, 2006. To listen to the call, visit our web site at www.coat.com.

Statements made on the press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company's ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation; and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(All amounts in thousands, except share data)

	Nine Months Ended

	25-Feb-06		26-Feb-05
	(Unaudited)		(Unaudited)
REVENUES:
Net Sales	$2,619,919	100.00%	$2,414,314	100.00%
Other Revenue	24,209	0.92%	21,832	0.90%
	----------------		----------------
	2,644,128	100.92%	2,436,146	100.90%
	----------------		----------------

COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation)	1,663,396	63.49%	1,523,138	63.09%
Selling and Administrative Expenses	766,813	29.27%	704,320	29.17%
Depreciation	67,979	2.59%	64,797	2.68%
Interest Expense	3,851	0.14%	5,352	0.22%
Other (Income) Loss, Net	(1,100)	-0.05%	(9,001)	-0.37%
	----------------		----------------
	2,500,939	95.46%	2,288,606	94.79%
	----------------		----------------
Income From Continuing Operations Before
Provision for Income Tax	143,189	5.47%	147,540	6.11%

Provision for Income Tax	55,413	2.12%	57,370	2.38%
	----------------		----------------
Income From Continuing Operations	87,776	3.35%	90,170	3.73%

(Loss) Income From Discontinued Operations, Net of Tax	--	0.00%	(439)	-0.02%
	----------------		----------------
Net Income	87,776	3.36%	89,731	3.73%

Net Unrealized Gain (Loss) on Non-Marketable Securities, Net of Tax	0	0.00%	1	0.00%
	-----------------		----------------
Total Comprehensive Income	$87,776	3.36%	$89,732	3.72%
	=========		=========

Basic and Diluted Earnings Per Share:

Basic Income Per Share from Continuing Operations	$1.96		$2.02
Basic Loss from Discontinued Operations	--		(0.01)
	-----------------		----------------
Basic Net Income Per Share	$1.96		$2.01
	=========		=========

Diluted Income Per Share from Continuing Operations	$1.95		$2.02

Diluted Loss from Discontinued Operations	--		(0.01)
	-----------------		----------------
Diluted Net Income Per Share	$1.95		$2.01
	=========		=========

Basic Weighted Average Shares Outstanding	44,773,689		44,653,779
Diluted Weighted Average Shares Outstanding	44,957,085		44,750,045

Dividends Per Share	$0.04		$0.60
	=========		=========

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(All amounts in thousands, except per share data)

	Three Months Ended

	25-Feb-06		26-Feb-05

REVENUES:
Net Sales	$1,023,662	100.00%	$968,109	100.00%
Other Revenue	8,368	0.82%	7,512	0.78%
	-----------------		---------------
	1,032,030	100.82%	975,621	100.78%
	-----------------		---------------

COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation)	649,340	63.43%	611,010	63.11%
Selling and Administrative Expenses	267,562	26.14%	236,823	24.46%
Depreciation	22,916	2.24%	20,625	2.13%
Interest Expense	683	0.07%	1,780	0.18%
Other (Income) Loss, Net	(3,592)	-0.35%	(3,406)	-0.35%
	-----------------		---------------
	936,909	91.53%	866,832	89.54%
	-----------------		--------------
Income From Continuing Operations Before Provision for Income Tax	95,121	9.29%	108,789	11.24%

Provision for Income Taxes	36,811	3.60%	42,674	4.41%
	-----------------		---------------
Net Income From Continuing Operations	58,310	5.70%	66,115	6.83%
	-----------------		---------------
(Loss) Income From Discontinued Operations, Net of Tax	--	0.00%	603	0.06%
	-----------------		---------------
Net Income	58,310	5.70%	66,718	6.89%

Net Unrealized Gain (Loss) on Non-Marketable Securities, Net of Tax	--	0.00%	--	0.00%

	-----------------		---------------
Total Comprehensive Income	$58,310	5.70%	$66,718	6.89%
	=========		========

Basic and Diluted Earnings Per Share:

Basic and Diluted Income Per Share from Continuing Operations	$1.30		$1.48
Basic and Diluted Income Per Share from Discontinuing Operations	--		$0.01
	-----------------		---------------
Basic and Diluted Net Income Per Share	$1.30		$1.49
	=========		========

Basic Weighted Average Shares Outstanding	44,774,850		44,679,699
Diluted Weighted Average Shares Outstanding	44,965,772		44,787,991

Dividends Per Share	--		$0.56
	=========		========